                                                                    EXHIBIT 23.8



Messrs ARAMEX International Limited
Amman, Jordan



Attn: Mr. Fadi Ghandour
President & C.E.O.



Dear Sir,



As independent public accountants, we hereby consent to the use of our report dated May 4, 1994 on the 1993 financial statements of ARAMEX INTERNATIONAL LTD. (Regional Office - Jordan) and to all references to our firm included in or made a part of the Registration Statement on form F-1 No. 333-15639 and related prospectus of Aramex International Limited.



We are independent auditors with respect to the Aramex International Limited and its subsidiaries and affiliates within the meaning of the Securities Act of 1933 and the applicable published rules and regulations thereunder.



Khleif & Co.
Public Accountants & Consultants



Amman, Jordan